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                                                                  EXHIBIT 99.25


                                    IMN LLC
                          1995 CLASS C UNIT OPTION PLAN

                                   ARTICLE I
                                NAME AND PURPOSE

1.1 NAME. The name of the Plan is the IMN LLC 1995 Class C Unit Option Plan ("Plan").

1.2 PURPOSE. The purposes of the Plan are (a) to permit Employees to share in the growth and prosperity of the Company by encouraging Class C Unit ownership by Employees, and (b) to enable the Company to obtain and retain skilled Employees.

                                   ARTICLE II
                                   DEFINITIONS

2.1     "BOARD" means the Board of Directors of the Company.

2.2 "CLASS C UNITS" means the Class C Non-Voting, Non-Transferable Units of ownership interest issued by the Company.

2.3     "CODE" means the Internal Revenue Code of 1986, as amended.

2.4 "COMMITTEE" means the Board or a committee or subcommittee of the Board appointed by the Board to administer this Plan.

2.5     "COMPANY" means IMN LLC, a Texas limited liability company.

2.6 "EMPLOYEE" means any person employed on a full-time basis by the Company at anytime during the term of this Plan.

2.7 "FAIR MARKET VALUE" means, with respect to a Class C Unit, the fair market value of the Class C Unit as determined by the Committee in good faith.

2.8     "OPTION" means any option to purchase Class C Units granted pursuant to
        Section 5.1.

2.9 "PARTICIPANT" means any Employee selected to participate in the Plan pursuant to Article III.

2.10 "PLAN" means the IMN LLC 1995 Class C Unit Option Plan, as it may be amended from time to time.

2.11 "PUBLIC TRADING" means, with respect to the Class C Units, the listing or admission to unlisted trading privileges of the Class C Units on a national securities exchange or the reporting of bid and ask quotations with respect to the Class C Units on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").


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2.12    "UNITS" means any of the Units of ownership interest of any class issued from time to time by the Company.

                                  ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

3.1     ELIGIBILITY. Every Employee is eligible to become a Participant.

3.2     PARTICIPATION. The Committee, subject to the restrictions set forth in
        Section 16.1 of the Regulations of the Company, may select Employees and members of the Board to participate in the Plan from time to time.

                                   ARTICLE IV
                             SHARES SUBJECT TO PLAN

4.1 AGGREGATE SHARES SUBJECT. The Committee may not grant Options under this Plan for more than 500,000 Class C Units.

4.2 INDIVIDUAL LIMITATIONS. The Committee may not grant Options under this Plan to any one Participant for more than 150,000 Class C Units.

4.3 EXPIRED BENEFITS. If any outstanding Option expires, terminates or is forfeited, the Committee may again award an Option with respect to the Class C Unit allocable to the expired, terminated or forfeited Option.

                                   ARTICLE V
                                     OPTIONS

5.1 GRANT. The Committee may grant Options to any Participant. The Committee may not grant any Options to purchase Class C Units for less than the Fair Market Value as of the date of grant. In all other respects, the Committee will determine the terms and conditions of any Option grant, including the number of Class C Units subject to such Options, the date or dates on which the Options become exercisable, either wholly or in part, and the expiration date of the Options. Each Option must be evidenced by a written agreement between the Company and the Participant that sets forth the terms and conditions of the Option. Option agreements need not be identical. A Participant to whom an Option is granted will not be deemed the holder of any Class C Units subject to the Option until the Class C Units are fully paid, and issued and delivered to him following exercise of the Option.

5.2 EXCHANGE. The Committee may grant Options to a Participant holding unexercised outstanding Options, or unexercised outstanding Options granted under any other option plan of the Company, on the condition that the Participant surrenders for cancellation


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        some or all of those outstanding options. Any such new Options will be treated in all respects under the Plan as newly granted Options.

5.3 SUBSTITUTION. The Committee may grant Options from time to time in substitution for similar rights held by employees of another business association who become Employees as a result of a merger or consolidation of the other business association with the Company, the acquisition by the Company of the assets of the other business association, or the acquisition by the Company of stock of the other business association as the result of which the other business association becomes a subsidiary of the Company.

                                   ARTICLE VI
                                 ADMINISTRATION

6.1 ADMINISTRATION. The Committee will administer this Plan. The Committee may act either through majority vote of the Committee at a meeting for which a quorum is present, or through the written consent of a majority of the members of the Committee in lieu of a meeting. The Committee may designate Employees to assist the Committee in the administration of the Plan and may grant authority to such persons to execute any and all agreements contemplated by this Plan and any other documents reasonably required to implement the Plan.

6.2 DISCRETIONS AND AUTHORITY. Subject to the express limitations set forth in this Plan, the Committee, in its sole and absolute discretion, may take any and all actions necessary, advisable or appropriate to implement the Plan and may make any and all determinations deemed appropriate for the administration of the Plan, including actions and determinations with respect to (a) the types and amounts of Options to be granted or awarded to Participants or to any particular Participant,
        (b) the terms and conditions of all Options, (c) amounts payable, if any, by a Participant in connection with the grant, award or receipt of any Option, (d) restrictions on transfer of any Option by a Participant, and (e) the circumstances under which any Option may expire or terminate or be forfeited.

6.3 PAYMENT. Payment in full for the number of shares purchased under any Option must be made to the Company at the time of such exercise. The Committee may provide that any Option by its terms may permit a Participant to elect any or all of the following alternative settlement methods: (a) cash equal to the excess of the value of one Class C Unit over the option or purchase price times the number of Class C Units as to which the award is exercised; (b) the number of full Class C Units having an aggregate value not greater than the cash amount calculated under alternative (a); or (c) any combination of cash and Class C Units having an aggregate value not greater than the cash amount calculated under alternative (a).

6.4 RULES. The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan.


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6.5     INTERPRETATION. In the event of a disagreement as to the interpretation of the Plan, any rule, regulation or procedure under the Plan, or as to any right or obligation arising from or related to the Plan, the decision of the Committee will be final and binding.

6.6 LEGAL REQUIREMENTS. The Committee will cause the Plan, and any grants or awards of Options, to comply with all applicable laws.

                                  ARTICLE VII
                           PUTS AND CALLS; ADJUSTMENTS

7.1 PUTS AND CALLS. The Committee may agree to purchase any Unit issued pursuant to the Plan from a Participant, and the Committee may require any Participant to sell or surrender to the Company any Units or any Options issued pursuant to this Plan, at times and subject to such terms and conditions, as are determined by the Committee. The purchase price for any Class C Units purchased at the election of the Participant, however, may not exceed the Fair Market Value of the Units as of the date of the purchase.

7.2 ADJUSTMENTS. The Committee may make, and may enter into agreements to make, appropriate adjustments to the kind and maximum number of Class C Units subject to the Plan and the kind and number of Class C Units and price per share of stock subject to each outstanding Option, upon the occurrence of (a) Unit dividends, (b) any merger with respect to the Company, (c) any extraordinary dividend or distribution by the Company, or (d) the public announcement of an intent to commence Public Trading of the Class C Units. No fractional Class C Units will be issued under the Plan on account of any such adjustment, and rights to Class C Units always will be limited after such an adjustment to the lower full Class C Unit.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1 CONTINUATION OF EMPLOYMENT. Neither this Plan nor any Option granted under this Plan confers upon any Employee any right to continue in the employment of the Company or limits the right of the Company to terminate an Employee's employment at will at any time.

8.2 WITHHOLDING. If the Company is required to withhold any taxes in connection with an Option, and a Participant is obligated to pay to the Company any or all of the amount required to be withheld, the Committee may permit the Participant to satisfy the withholding obligation, in whole or in part, either (i) by having the Company withhold from any Class C Units to be issued Class C Units with a Fair Market Value sufficient to satisfy the withholding amount due, or (ii) by delivering to the Company sufficient Class C Units to satisfy the withholding amount due.

8.3 EFFECTIVE DATE. This Plan is adopted by the Board and is effective as of January 5, 1995.


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8.4     LIABILITY. No member of the Board or the Committee, or any officer or employee of the Company, will be personally liable for any action, omission or determination made in good faith or upon the advice of counsel in connection with the Plan or any Option granted under the Plan.

                                   ARTICLE IX
                            AMENDMENT AND TERMINATION

9.1 AMENDMENT. The Committee may amend the Plan from time to time as it deems appropriate. The Committee may not amend the Plan to change the number of Class C Units subject to the Plan.

9.2 TERM. The Committee may terminate the Plan at any time. No termination will deprive Participants of their rights with respect to outstanding Options.


                                       IMNLLC



                                       By: _____________________________________
                                           Joe D. Whisenhunt, Sr., President


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